FIRST SAVINGS FINANCIAL GROUP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND

Clarksville, IN – February 25, 2013. First Savings Financial Group, Inc. (Nasdaq: FSFG) (the “Company’), the holding company for First Savings Bank, F.S.B., today announced that its Board of Directors declared a quarterly cash dividend of $0.10 per common share. The dividend will be paid on or about April 1, 2013 to stockholders of record as of the close of business on March 8, 2013.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.

Contact:

Larry W. Myers

President & CEO

(812) 283-0724